Exhibit 10.1

Certain information has been excluded from this exhibit (indicated by “[***]”) because such information is both (i) not material and (ii) the type that the company treats as private or confidential.

Execution version

COLLABORATION Agreement

This Collaboration Agreement (this “Agreement”) is entered into as of February 27, 2025 (the “Effective Date”), between Rigetti & Co, LLC, a Delaware limited liability company, having a place of business at 775 Heinz Ave, Berkeley, CA, 94710 (“Rigetti”), and Quanta Computer Inc., a company incorporated in Taiwan, having a place of business at 211, Wen Hwa 2nd Rd., Kueishan, Taoyuan 33377, Taiwan (“Quanta”). Rigetti and Quanta are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.” If no date is set forth above, the Effective Date will be the earliest date by which both Parties have executed this Agreement.

Background

A.            Rigetti is in the business of, among other things, developing, manufacturing, marketing, and selling quantum computing products and related systems and solutions.

B.            Quanta is in the business of, among other things, the development and selling of electronics hardware.

C.            Rigetti and Quanta desire to establish terms and conditions under which the Parties will partner together for investment in, and development and supply of, certain non-QPU components that are suitable for Rigetti’s quantum computing products (as further described below).

In consideration of the mutual promises and consideration set forth in this Agreement, the Parties agree as follows:

Agreement

1.            Definitions. Capitalized terms have the meanings given to them in Exhibit A or as defined elsewhere in this Agreement.

2.            CONDUCT OF Joint Development

2.1          Statements of Work.

(a)            The Parties may agree to written statements of work from time to time that specify certain roles, responsibilities and deliverables of each Party along with applicable schedules, applicable Covered Components, timelines, milestones, specifications, performance criteria, and acceptance criteria (each, a “Statement of Work” or “SOW”). As specified in each Statement of Work, Quanta will develop the Covered Components listed in the applicable Statement of Work that meet the specifications and requirements provided by Rigetti. The Parties may in the future enter into one or more Statements of Work covering control systems, dilution refrigerators, or cables.

(b)            Each Party shall use reasonable efforts (i) to perform its obligations under each Statement of Work within the time period set forth in such Statement of Work and (ii) to perform its obligations under a Statement of Work in a professional manner, with appropriately skilled personnel and in accordance with any specifications included in such Statement of Work.

(c)            In the event of any conflict, ambiguity, or inconsistency between the terms set forth in the body of this Agreement and a Statement of Work, the terms set forth in the body of this Agreement will prevail, except that if a provision in a Statement of Work specifically states that it prevails over a provision of the main body of this Agreement, then that Statement of Work provision will prevail over the main body of this Agreement, but only with respect to that particular Statement of Work.

(d)            A Party may contract performance of its obligations under this Agreement to an Affiliate or a Third Party contractor, provided that the Party has a written agreement in place with the Third Party contractor: that is at least as protective of the Confidential Information of the other Party as the terms of this Agreement and under which the contractor (i) assigns to the Party all Technology developed by the contractor in the course of work for the Party pursuant to this Agreement and all IP Rights therein and (ii) grants a license to the Party to and under any Technology and IP Rights of the contractor that are incorporated or embodied in, or necessary for use and exploitation of, the Technology and IP Rights described in clause “(i),” which license is sufficient for that Party to license or sub-license such Technology and IP Rights to the other Party on the same terms as such Party licenses its own Technology and IP Rights under this Agreement. In any case not described in the preceding sentence, a Party must obtain the consent of the other Party prior to engaging a Third Party contractor who will perform any work pursuant to this Agreement. Each Party remains responsible for the performance of its contractors under this Agreement, and is liable for all acts and/or omissions of its contractors in performance of their obligations as a contractor as if they were acts and/or omissions of the Party itself.

2.2          Project Managers.

(a)            Each Party shall appoint a project manager (“Project Manager”) who will serve as such Party’s primary representative for each Statement of Work and will have the responsibility and authority for overseeing and managing the day-to-day implementation of the Statement of Work.

The initial Project Manager for Rigetti is David Rivas (email: [***]).

The initial Project Manager for Quanta is Alec Ho (email: [***]).

(b)            Each Party may replace its Project Manager upon written notice to the other Party. Except as stated in Section 2.3, neither of the Parties’ Project Managers will have the authority to modify or amend this Agreement.

(c)            The Project Managers shall meet and communicate regularly during the term of this Agreement and the conduct of each Statement of Work. At a minimum, the Project Managers shall meet monthly until the expiration or termination of the Statements of Work under this Agreement to discuss progress under each Statement of Work (including progress on schedules, deliverables, milestones, and investments) and other matters as the Project Managers may determine.

2.3          Changes to Statements of Work. All proposed changes by either Party to each Statement of Work will require prior written approval by authorized representatives of both Parties. The foregoing sentence notwithstanding, changes to each Statement of Work that neither (a) materially alter the scope of work of either Party under that Statement of Work nor (b) materially increase the cost to either Party of performance of its obligations under that Statement of Work may be approved in writing by the Project Managers of each Party. Any changes made in accordance with the foregoing sentence shall be documented by the Parties as agreed and will be subject to each Party’s internal approval processes.

2.4          Testing. During the development phase under each Statement of Work, Quanta is responsible for conducting testing of the Covered Components and other deliverables that are being developed by Quanta, prior to delivery of such Covered Components and other deliverables to Rigetti. Upon delivery to Rigetti by Quanta, Rigetti has the right to conduct its own testing, including acceptance testing, of each Covered Component and deliverable under a Statement of Work. Quanta’s development obligations under a Statement of Work will not be complete unless and until Rigetti issues a written notice of acceptance of all Covered Components and other deliverables under that SOW. If the testing by Quanta or the acceptance or other testing by Rigetti reveals any errors, defects, nonconformities, or other issues, Quanta shall at its expense promptly fix or improve, as required, such errors, defects, nonconformities, or other issues and re-test and re-submit the affected Covered Components or other deliverables, provided that if Quanta notifies Rigetti at the time of discovery that Quanta believes an error, defect, nonconformity, or other issue with a Covered Component is due to Rigetti’s fault, including due to the defect in the Technology provided by Rigetti for incorporation therein, then at the request of either Party the Parties will discuss and agree upon how to remedy the error, defect, nonconformity, or other issue, and Quanta will not be obligated under this Section 2.4 to remedy the identified error, defect, nonconformity, or other issue to the extent it is due to Rigetti’s fault unless and until the Parties otherwise agree. Each SOW may set forth additional terms and procedures for testing.

2.5          Costs. Except as otherwise specified in this Agreement (including Statements of Work), each Party will be solely responsible for all costs and expenses it incurs in connection with the activities under each Statement of Work.

2.6          Location of Activities. Except as otherwise specified in this Agreement (including Statements of Work), each Party will perform the activities it is responsible for at its own facilities.

3.	technology AND LICENSE Rights

3.1          Ownership of Background Technology. As between the Parties, Quanta retains exclusive ownership of all right, title, and interest in and to all of the Quanta Background Technology and all IP Rights therein, and Rigetti retains exclusive ownership of all right, title, and interest in and to all of the Rigetti Background Technology and all IP Rights therein.

3.2          Rigetti-Owned Project Technology. As between the Parties, Rigetti retains exclusive ownership of all right, title, and interest in and to all Project Technology created, invented, or otherwise developed solely by Rigetti Personnel and all IP Rights with respect thereto.

3.3          Quanta-Owned Project Technology. As between the Parties, Quanta retains exclusive ownership of all right, title, and interest in and to all Project Technology created, invented, or otherwise developed solely by Quanta Personnel and all IP Rights with respect thereto, except for QPU Technology.

3.4          Ownership of QPU Technology. As between the Parties, Rigetti shall own all right, title, and interest in and to all QPU Technology created, invented, or otherwise developed under this Agreement and IP Rights with respect thereto. To the extent Quanta has, as a result of activities under this Agreement (including any Statement of Work), ownership of any rights in (a) QPU Technology that is created, invented, or otherwise developed by one or more Quanta Personnel, whether alone or jointly with Rigetti Personnel, in the course of performance of activities under this Agreement and/or (b) any IP Rights with respect thereto, Quanta hereby irrevocably and unconditionally assigns such rights to Rigetti.

3.5          Joint Development. Unless otherwise specified in a Statement of Work, the Parties do not intend that Project Technology will be jointly created, invented, or otherwise developed by the employees or contractors of both Parties in the course of performance of this Agreement. Rigetti and Quanta will jointly own, and each Party will hold a one-half undivided interest in, all Joint Project Technology and all newly-created or newly-arising IP Rights with respect thereto (collectively, “Jointly-Owned Project IP”). Each Party has the right, without any duty of accounting to, or the approval or consent of, the other Party or any of its successors in interest to use, disclose, license, sell, or otherwise exploit all Jointly-Owned Project IP (excluding any Joint Patents (as detailed below)). Neither Party will license any Joint Patents to any Third Party without the other Party’s prior written consent, except as needed to conduct each Party’s business with respect to such Party’s customers and suppliers. If either Party assigns or transfers its ownership interest in a Joint Patent, that Party shall require the new owner to agree to comply with the terms and conditions of this Section 3.5 and Section 3.6 and Section 3.7 with respect to that Joint Patent.

3.6            Prosecution

(a)            Project Patents. Except as otherwise provided in this Section 3.6, each Party shall have sole control over the filing, prosecution (including defense), and maintenance (“Prosecution”) of all patents and patent applications that claim any Project Technology (“Project Patents”) owned by such Party, including the right to determine whether or not to file an application for any such Project Patent. The Prosecution by each Party of any Project Patents owned by such Party will be at that Party’s sole discretion and expense.

(b)            Joint Patents. Except as otherwise provided in this Section 3.6, Rigetti will have sole control over the Prosecution of all patents and patent applications that claim any Jointly-Owned Project IP (“Joint Patents”) and will pay all fees and costs related thereto (it being understood that (i) Quanta will be provided a reasonable opportunity to review and comment upon any and all material, substantive filings made by Rigetti in the course of Prosecution of the Joint Patents prior to their submission, including specifications, claims and responses to office actions, and (ii) Rigetti will consider any such comments from Quanta in good faith). Quanta shall cooperate, and shall cause its Affiliates and the Quanta Personnel to cooperate, with Rigetti in the Prosecution of all Joint Patents, including executing and delivering to Rigetti, at Rigetti’s request, all instruments and documents, including powers of attorney, needed to Prosecute the Joint Patents and providing any other assistance requested by Rigetti. If Quanta requests in writing that Rigetti file a patent application for a Joint Patent, then Rigetti will consider such request in good faith; provided that, in the event that Rigetti does not respond to such request within sixty (60) days of such request, Quanta may assume control of the Prosecution of such patent application for a Joint Patent at its own expense. If Rigetti elects to abandon or otherwise cease to Prosecute any Joint Patent for which an application has been filed, Rigetti will promptly notify Quanta in writing no later than sixty (60) days prior to the final deadline for any action that must be taken with respect to such Joint Patent with the relevant governmental authority that Rigetti intends to abandon or otherwise cease Prosecuting such Joint Patent, and offer to Quanta the opportunity to Prosecute such Joint Patent at its own expense. Each Joint Patent will remain jointly owned by the Parties regardless of which Party controls Prosecution.

3.7          Enforcement of Jointly-Owned Project IP. Neither Party will assert or file any claim, suit, or action (a “Claim”) against a Third Party to enforce any Jointly-Owned Project IP (including any Joint Patent) without the prior written consent of the other Party, except that either Party may assert or file a Claim that constitutes a counterclaim if a Claim is instituted against such Party or any of its Affiliates. If the Parties agree (including as set forth above) that one Party may assert or file any Claim of infringement of any Jointly-Owned Project IP against any Third Party, the other Party shall cooperate with the filing Party, at the filing Party’s request, in prosecuting and defending such Claim, including joining as a party to such suit or action to the extent legally required for the Claim to proceed. The Parties will agree on how the Parties will share responsibility for all reasonable out-of-pocket costs, expenses, and legal fees incurred by either Party in connection with any such Claim and all damages awarded as a result of or agreed to in a monetary settlement of any such Claim. Nothing in this Section 3.7 will obligate either Party to enforce or defend any Jointly-Owned Project IP, unless agreed upon by the Parties.

3.8          Licenses.

(a)            From Rigetti.

(i)            Project License. Rigetti hereby grants Quanta, during the term of each Statement of Work, a royalty-free, paid-up, non-exclusive, worldwide, non-assignable (except as provided in Section 11.5), limited license, without the right to grant sublicenses, in, to and under any and all Rigetti-owned Project Technology and Rigetti Background Technology (and any Rigetti IP Rights in any of the foregoing) (collectively, the “Rigetti Technology”) disclosed or provided to Quanta by Rigetti pursuant to the terms of this Agreement (including any Statement of Work), to use such Rigetti-owned Project Technology, or Rigetti Background Technology solely for the performance of Quanta’s activities under each Statement of Work.

(ii)           Manufacturing License. If under a Statement of Work Quanta manufactures for Rigetti a Covered Component that incorporates or embodies any Rigetti Technology, Rigetti hereby grants Quanta, during the term of such Statement of Work and solely for the applicable manufacturing period, a royalty-free, paid-up, non-exclusive, worldwide, non-assignable (except as provided in Section 11.5), limited license, without the right to grant sublicenses, in, to and under any and all Rigetti Technology incorporated or embodied in such Covered Component, solely to manufacture such Covered Component for Rigetti in accordance with the manufacturing details under such Statement of Work.

(b)            From Quanta. Quanta hereby grants to Rigetti, during the term of each Statement of Work, a royalty-free, paid-up, non-exclusive, worldwide, non-assignable (except as provided in Section 11.5), limited license, without the right to grant sublicenses except to Rigetti Affiliates, in, to and under any and all Quanta Background Technology and Quanta-owned Project Technology (and any Quanta IP Rights in any of the foregoing) disclosed or provided to Rigetti by Quanta pursuant to the terms of this Agreement (including any Statement of Work), solely to use such Quanta Background Technology or Quanta-owned Project Technology for the performance of Rigetti’s activities under each Statement of Work.

(c)            Practice of Owned IP.

(i)            Subject to the terms and conditions of this Agreement, the Parties hereby acknowledge and agree that, except with respect to any patent or patent application and except, in the case of Rigetti as the Asserting Party (as defined below), with respect to any QPU Technology or IP Rights with respect thereto, neither Party (“Asserting Party”) will Assert against the other Party any claim alleging any infringement, misappropriation, or other violation of any proprietary know-how, processes, confidential information, trade secrets, or technology that is: (A) owned by such Asserting Party; (B) disclosed or provided to such other Party by such Asserting Party pursuant to the terms of a Statement of Work under this Agreement; and (C) incorporated into the other Party’s owned Project Technology in the performance of such other Party’s authorized activities described in such Statement of Work, solely to the extent such Assertion is against such other Party’s use of such Project Technology that is owned by such other Party (it being understood that, notwithstanding anything to contrary herein, to the extent that such Project Technology constitutes (y) a copyrightable work (including software), or (z) an item or category of Technology or IP Rights described in a Statement of Work as being subject to this proviso, in each case, that is a modification, addition, or derivative of any Asserting Party Background Technology, then the agreement not to Assert set forth in this Section 3.8(c)(i) shall only apply to such other Party’s use of its modifications or additions, and not any of the original Background Technology). As used herein, “Assert” means to commence or prosecute any claim of infringement, misappropriation, or violation of IP Rights in a legal proceeding before a court, arbitrator, or governmental authority. For clarity, nothing in this Section 3.8(c)(i) constitutes a license or other authorization under any patent or patent application or with respect to any of Rigetti’s or any of its Affiliates’ QPU Technology or IP Rights with respect thereto.

(ii)           Without limiting Section 3.8(c)(i), if a Party (“Requesting Party”) believes that it requires any right or license in and to any Background Technology or Project Technology (or any IP Rights with respect to the foregoing) solely owned by the other Party (“Owning Party”) to use the Requesting Party’s owned Project Technology or Jointly-Owned Project IP, and the Requesting Party requests, in a written notice delivered to the Owning Party during the term of this Agreement, to discuss a potential license by the Owning Party to the Requesting Party of that Owning Party’s Background Technology or Project Technology (and IP Rights with respect to the foregoing), then the Parties will negotiate in good faith to enter into such license, provided that neither Party is obligated under this Section 3.8 to grant any such license and either Party may discontinue such negotiations at any time, in its good faith discretion, by written notice to the other Party. Notwithstanding the foregoing, this Section 3.8(c)(ii) does not apply to any QPU Technology (or IP Rights with respect thereto) owned by Rigetti or any of its Affiliates.

3.9          Certain Restrictions. Each Party shall not, and shall ensure that its Affiliates do not (a) remove, alter, or obscure in any way any proprietary rights notices (including copyright notices) of the other Party or its Affiliates on or within the copies of any Technology owned by the other Party or any of its Affiliates, that is disclosed or provided under this Agreement; or (b) except as permitted under applicable law despite contractual restrictions, reverse-engineer, decompile, or otherwise attempt to derive the source code, design, performance characteristics, or internal functionality of any Technology, in which IP Rights are owned by the other Party or any of its Affiliates, that is disclosed or provided by such other Party under this Agreement.

3.10        Reservation of Rights. All rights of each Party that are not expressly granted in this Agreement are reserved and retained by such Party. Except as expressly provided in this Agreement, no transfers or licenses are granted whatsoever, whether expressly or by implication or estoppel, by either Party to the other Party.

3.11        Further Assurances. Each Party agrees to execute such documents, render such assistance, and take such other action as the other Party may reasonably request to apply for, register, perfect, confirm, and protect the requesting Party’s ownership rights in Project Technology, and IP Rights with respect thereto, as set forth in this Section 3.

3.12        Costs. Each Party will be responsible for paying any compensation or other fees or awards due to its respective employees, contractors, or agents based upon their conception of inventions or the filing or issuance of patents under any applicable law, regulation, or internal company policy, regardless of: (a) whether inventorship is sole or joint as between the Parties; or (b) whether any of those inventions or IP Rights therein have been assigned or licensed under this Agreement as of the Effective Date or any time thereafter.

4.            INVESTMENT COMMITMENTS

4.1          Commitments. Rigetti will, during the five (5) year period following the Effective Date, invest at least two hundred fifty million US Dollars (US $250,000,000) in the field of quantum computing, in furtherance of the Rigetti Product Roadmap. Quanta will, during the five (5) year period following the Effective Date, invest at least two hundred fifty million US Dollars (US $250,000,000) in the field of quantum computing, and the investment by Quanta will be towards personnel and capital expenditures for developing products and services and manufacturing capability in furtherance of the Rigetti Product Roadmap. As examples, amounts spent by Quanta for procuring testing equipment or R&D equipment shall count towards investment made by Quanta while amounts spent for procuring inventories shall not count when calculating the amount of Quanta’s investment. Certain investments by each Party may be set out in Statements of Work. In addition, any purchase of shares or other securities of Rigetti or any of its Affiliates shall not count as investment by Quanta. Quanta’s commitments in this Section 4 are in addition to the pricing commitments set out in this Agreement.

4.2          Description of Efforts. The Parties will use reasonable efforts to identify, as agreed by the Parties in Statements of Work, steps they will take and investments they will make toward the commitments in Section 4.1. For example, Statements of Work may include activities, milestones, and investments in furtherance of the Rigetti Product Roadmap or the Statements of Work.

4.3          Meetings and Escalations. Upon request of either Party, the Project Managers of each Party will discuss each Party’s performance under this Section 4 at meetings of the Project Managers under Section 2.2(c). Upon request of either Party, the other Party will provide to the requesting Party reasonably-requested information and documentation, in such other Party’s possession and control and which such other Party is permitted to disclose, describing steps taken by such other Party toward its investment commitments in Section 4.1. If any dispute arises between the Parties regarding performance under this Section 4, then at the request of either Party the matter will be escalated to a senior executive of each Party for prompt discussion toward resolution of such dispute.

5.            SUPPLY OF Covered components

5.1          Supply of Covered Components.

(a)            Quanta shall use commercially reasonable efforts to supply Covered Components to Rigetti to meet Rigetti’s requirements. Rigetti has the right to place orders to purchase Covered Components and Quanta will accept and fulfill such orders, in each case, pursuant to the applicable Statement of Work and/or other agreements regarding the supply between the parties. Any purchase of Covered Components by Rigetti from Quanta shall be subject to Rigetti’s standard terms and conditions of purchase or, if mutually agreed upon by the Parties, a separate written supply agreement to be negotiated. In each case, the terms of purchase will include terms for specifications, schedules, warranties, and support services for the Covered Components.

(b)            The price charged to Rigetti for (i) Covered Components (other than dilution refrigerators) shall be Quanta’s cost of direct materials and manufacturing such Covered Components plus [***] percent ([***]%); and (ii) dilution refrigerator Covered Components, shall be competitive among comparable products.

(c)            Commencing on the date that all requirements for a Covered Component have been met, the Covered Component has achieved final acceptance by Rigetti, and any applicable supply ramp-up period set out in this Agreement or a separate supply agreement, if applicable, has been met, Rigetti will periodically provide to Quanta an estimated, non-binding forecast of its expected requirements for Covered Components under this Agreement as determined by Rigetti in its sole discretion in good faith.

(d)            The Parties acknowledge and agree that Quanta’s obligations to supply are subject to (i) the successful completion of the development of the relevant Covered Components and the ramp-up period, and (ii) the designed capacity of the relevant manufacturing facilities.

5.2          Purchase Commitment for Covered Components. If the Parties enter into a Statement of Work for the supply of Covered Components or a separate written supply agreement for the supply of Covered Components, then in such Statement of Work or supply agreement, if requested by either Party, the Parties will discuss in good faith whether to include a commitment from Rigetti to purchase some or all of its requirements for the applicable Covered Components from Quanta. Any such commitment would be subject to, among other things, the conditions that all requirements for the Covered Components have been met, the Covered Components have achieved final acceptance as described in this Agreement, and any applicable supply ramp-up period set out in this Agreement has been met, Quanta providing and maintaining sufficient manufacturing capacity to meet Rigetti’s actual and forecasted requirements, Quanta continuing to meet Rigetti’s quality, volume, lead time, and cost requirements, Quanta’s continued compliance with all requirements under this Agreement (including each Statement of Work) and the terms of such supply agreement, and the termination rights and second-sourcing rights of Rigetti.

5.3          Exclusive Supply Commitment. Quanta shall supply the Covered Components created, invented, or otherwise developed under this Agreement solely to Rigetti and not to any other person or entity. This Section 5.3 does not restrict or limit Quanta’s rights to supply products or components (other than the Covered Components) to any Third Party.

6.            SECOND SOURCE MANUFACTURING RIGHTS

6.1          Covered Component Source of Supply. Quanta recognizes Rigetti’s desire to ensure a continuous supply of Covered Components. During the Term, and subject to the conditions set forth elsewhere in this Agreement, (i) Quanta agrees to function as a supplier of the Covered Components to Rigetti; and (ii) Rigetti has the right to establish one or more alternate sources of Covered Components. Quanta agrees to reasonably assist Rigetti with establishing the alternate sources, including providing Technology transfer and training as reasonably required for the alternate sources to manufacture and supply the Covered Components to Rigetti pursuant to the provisions of Section 6.2 and/or any applicable Statement of Work or supply agreement for Covered Components.

6.2          Rigetti Enablement of a Second Source. If Rigetti will purchase Covered Components from Quanta, including under a Statement of Work or separate written supply agreement for Covered Components, then if requested by either Party, the Parties will negotiate in good faith the terms on which Quanta would assist Rigetti with establishing alternate sources of such Covered Components, including, to the extent reasonably necessary or suitable, providing Technology transfer and training to the alternate source providers, license grants to enable the alternate source providers, means to ensure that Rigetti and the alternate source providers receive the Technology and knowledge transfer at (or before) the time a triggering event occurs, and the triggering events upon which Rigetti would be permitted to exercise (and to permit others to exercise) Rigetti’s license rights from Quanta for the alternate source providers to manufacture and supply the Covered Components to Rigetti. The cure periods or other time periods for the triggering events will be shorter than the cure periods for termination of this Agreement and would be designed to minimize any disruption in supply to Rigetti. Without limiting the foregoing, as part of such negotiations the Parties would negotiate the terms of a nonexclusive license, with the right to sublicense the applicable alternate source providers, under Quanta’s IP Rights, solely to enable manufacture and supply to Rigetti and its Affiliates by such alternate source providers of Covered Components following the occurrence of a triggering event described above. Unless otherwise agreed by the Parties, the obligations of the Parties under this Section 6.2 shall survive for a period of three (3) months following the termination or expiration of this Agreement, but only with respect to the Covered Components of which Quanta is the sole source of supply upon the termination or expiration of this Agreement.

6.3          Technology Transfer; Training.

(a)            Technology for Development and Manufacturing. Rigetti shall provide Quanta with the Technology described in each Statement of Work for the sole purpose of developing and manufacturing Covered Components for Rigetti under this Agreement and shall reasonably cooperate with Quanta in Quanta’s development and ramp-up of the relevant Covered Components, as and to the extent set forth in each Statement of Work.

(b)            Technology Deliverables for Covered Components. Quanta shall provide Rigetti with the following, as further described in each Statement of Work or supply agreement for Covered Components: (i) all Technology Deliverables; and (ii) comprehensive training in the design, manufacture, testing, installation, operation, maintenance, troubleshooting, and servicing of the Covered Components, and the content and use of all deliverables, to be conducted at Quanta’s facility (or at a Rigetti facility or via telephone or videoconference if requested by Rigetti). Any such training will be conducted by a sufficient number of Quanta Personnel who are appropriately qualified, knowledgeable, and experienced. As used herein, “Technology Deliverables” means all designs, computer programs (including source code), documents, specifications, bills or materials, supplier lists, information, materials, manuals, and other Technology that is part of the Quanta Background Technology or Project Technology and is necessary for or useful in designing, developing, manufacturing, installing, testing, operating, using, or servicing any one or more Covered Components, including all of the items identified in a Statement of Work. Rigetti shall have the right use the Technology Deliverables to manufacture (or have manufactured) Covered Components subject to the provisions of Section 6.2 and/or any applicable Statement of Work or supply agreement.

7.            Confidentiality

7.1          Definition. “Confidential Information” means any documents, information, samples, systems, components, spare parts or materials disclosed or made available by one Party or its Affiliate (the “Disclosing Party”) or its representatives (including contractors) to the other Party or its Affiliate (the “Receiving Party”) or its representatives (including contractors) pursuant to this Agreement that, (a) when disclosed in writing or by such other media or material, are marked by the Disclosing Party as “confidential” or “proprietary” or, (b) when disclosed orally or visually, are identified by the Disclosing Party as confidential at the time of such disclosure and are to the extent later confirmed in a writing sent by the Disclosing Party to the Receiving Party within one (1) month after such oral or visual disclosure. Any documents, information, samples, systems, components, spare parts or materials observed, overheard, or received by a Receiving Party or its representatives (including contractors) while at the Disclosing Party’s facilities will be considered the Confidential Information of the Disclosing Party, regardless of whether or not so marked or identified.

7.2          Obligations. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any Third Party without the express prior written consent of the Disclosing Party, other than to the Receiving Party’s employees and contractors who have a need to know such information and have a duty at least as restrictive as those set forth herein to keep such information confidential and not to use such information except as permitted hereunder or as otherwise permitted under this Agreement (including any license grants). The Receiving Party shall protect the Disclosing Party’s Confidential Information with at least the care with which it protects its own Confidential Information of a similar nature but in any event, not less than a reasonable standard of care. Neither Party shall use the Confidential Information of the other Party except in the performance of its obligations, or exercise of its license rights, under this Agreement. Rigetti will be responsible for any breach of its confidentiality obligations by Rigetti Personnel, and Quanta shall be responsible for any breach of its confidentiality obligations by Quanta Personnel.

7.3          Exclusions. Notwithstanding the foregoing, Confidential Information does not include information that: (a) becomes a matter of public knowledge through no fault of the Receiving Party; (b) is lawfully received by the Receiving Party from a Third Party without restriction on disclosure; (c) is independently developed by the Receiving Party’s employees or contractors without the use of the Disclosing Party’s Confidential Information; or (d) is lawfully in the possession of the Receiving Party without confidentiality restriction prior to its disclosure by the Disclosing Party. Notwithstanding Section 7.2, Confidential Information may be disclosed by the Receiving Party to the extent such disclosure is required pursuant to applicable law or by the order of a court or other governmental body with jurisdiction, provided that: (x) the Receiving Party notifies the Disclosing Party of such mandatory disclosure as soon as reasonably possible (to the extent legally permissible); (y) the Disclosing Party is provided reasonable notice and opportunity to contest such disclosure, or to seek a protective order therefor; and (z) the Receiving Party cooperates with the Disclosing Party if the Disclosing Party seeks a protective order or otherwise attempts to contest or limit the scope of such disclosure.

7.4          Publicity. Each Party shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) or any national securities exchange or national securities quotation system. Each Party agrees that the initial press release to be issued with respect to the transactions contemplated by this Agreement following the execution of this Agreement shall be in the form agreed to by the parties hereto (the “Announcement”), which Announcement will be included in the Current Report on Form 8-K filed by Rigetti Computing, Inc. with respect to the entry into this Agreement, including disclosure of the terms of this Agreement and filing of this Agreement as an exhibit (with applicable redactions as permitted by applicable law and rules and regulations of the Commission). Notwithstanding the foregoing, this Section 7.4 shall not apply to (a) any disclosures with respect to the matters related to or contemplated by this Agreement to the extent required by applicable law and/or the rules and regulations of the Commission or Nasdaq, including disclosures included in a submission or filing by Rigetti Computing, Inc. with the Commission and (b) any press release or other public statement made by Rigetti or Quanta (i) which is consistent with the Announcement or any disclosures made pursuant to clause “(a)” of this sentence and does not contain any information relating to the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Agreement, (ii) is made in the ordinary course of business and does not relate specifically to the transactions contemplated by this Agreement, or (iii) is consistent with the terms and conditions of this Agreement that are publicly disclosed by either Party (without any violation of this Agreement). Notwithstanding the foregoing, this Section 7.4 shall not prohibit the disclosure of information concerning this Agreement in an arbitration conducted under Section 11.4.

7.5          Confidentiality of Terms of Agreement. Except as permitted under Section 7.4 above or as specified below in this Section 7.5, neither Party shall disclose the specific terms and conditions of this Agreement to any Third Party, without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may: (a) disclose the existence and terms of this Agreement to such Party’s accountants, attorneys and other professional advisers under a duty of confidentiality; (b) disclose the existence (but not the terms), of this Agreement, as reasonably required in the conduct of a Party’s business, to actual and potential suppliers and customers who are under reasonable confidentiality obligations; (c) disclose the existence and terms of this Agreement as required by applicable law or regulation, including as required by securities laws or by order of any court or governmental agency, or to the Committee on Foreign Investment in the United States in connection with any joint filing of Rigetti and Quanta; (d) disclose the existence and terms of this Agreement, subject to a reasonable, written nondisclosure agreement between the discloser and (i) actual or prospective acquirers in a merger, acquisition, or permitted transfer of this Agreement or (ii) actual or prospective licensees or sublicensees in a license or sublicense permitted by this Agreement; or (e) disclose the existence and terms of this Agreement in connection with litigation regarding this Agreement or the subject matter hereof, subject to reasonable attempts to obtain a protective order covering this Agreement.

7.6          Return of Confidential Information. Upon the termination or expiration of this Agreement, the Disclosing Party may request that the Receiving Party return to the Disclosing Party or destroy (at the Receiving Party’s election) the originals and all copies of any written documents, tools, materials or other tangible items containing Confidential Information of the Disclosing Party. The Receiving Party shall promptly comply with the request. Notwithstanding the foregoing, the Receiving Party shall be entitled to retain: (a) such originals and copies of Confidential Information of the Disclosing Party as are reasonably required for Receiving Party’s use and exploitation, as permitted by this Agreement, of any rights retained by Receiving Party or licenses that remain in effect following termination or expiration of this Agreement, and (b) one copy of all Confidential Information of the Disclosing Party for archival purposes only. The obligation to return or destroy under this Section does not apply to back-up electronic files that are not generally accessible to the Receiving Party’s employees (except upon restoring by IT personnel due to a valid legal request) and which are subject to Receiving Party’s standard document retention policy.

7.7          Other Activities. The Parties understand that each may currently or in the future be developing Technology, or receiving Technology and related information from other parties, that may be similar to the Technology that is the subject of this Agreement. The Parties agree that this Agreement shall not limit or restrict the other from collaborating or conducting joint development with others, developing Technology internally, or having Technology developed for it, provided that in the course of such development no express provisions of this Agreement are breached, including the confidentiality restrictions in this Section 7.

8.	Representations and Warranties

8.1          Mutual Warranties. Each Party represents and warrants to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with or constitute a default under any of its contractual obligations.

8.2          Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8, NEITHER PARTY MAKES ANY WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY DISCLAIMS RELIANCE ON ANY OTHER SUCH WARRANTY. ALL TECHNOLOGY, INCLUDING TECHNICAL INFORMATION, FURNISHED BY EACH PARTY TO THE OTHER PARTY IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. THE EXPRESS TERMS OF THIS AGREEMENT ARE IN LIEU OF ALL WARRANTIES, CONDITIONS, TERMS, UNDERTAKINGS AND OBLIGATIONS IMPLIED BY STATUTE, COMMON LAW, CUSTOM, TRADE USAGE, COURSE OF DEALING OR OTHERWISE, INCLUDING THE WARRANTIES OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED BY EACH PARTY TO THE FULLEST EXTENT PERMITTED BY LAW.

9.            LIMITATION OF LIABILITY

9.1           Limitations. EXCEPT FOR CLAIMS ARISING OUT OF ANY INFRINGEMENT BY ONE PARTY OF THE OTHER PARTY’S IP RIGHTS OR BREACHES OR SECTION 7, NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES, LOST PROFITS, LOSS OF ANTICIPATED REVENUE, OR ANY EXEMPLARY, PUNITIVE, SPECIAL OR INDIRECT DAMAGES, EVEN IF ADVISED OF THEIR POSSIBILITY, IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING THE STATEMENTS OF WORK), INCLUDING THE BREACH OR TERMINATION THEREOF. THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES ARE SOUGHT BASED ON BREACH OF CONTRACT, NEGLIGENCE, OR ANY OTHER LEGAL THEORY.

9.2          Limitation of Liability. IN NO EVENT WILL A PARTY’S TOTAL AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT (INCLUDING THE STATEMENTS OF WORK), EXCEPT FOR ANY INFRINGEMENT BY ONE PARTY OF THE OTHER PARTY’S IP RIGHTS OR BREACHES OF SECTION 7, EXCEED AN AMOUNT EQUAL TO US $3,000,000. The limitations and exclusions in this Section 9 apply to all liability and damages arising under or in connection with this Agreement whether in contract, tort (including negligence), under statute, or under any other cause of action.

10.	Term and Termination

10.1        Term. The term of this Agreement will begin on the Effective Date and, unless extended by mutual written agreement of the Parties or earlier terminated as provided in this Agreement, will continue until the date five (5) years from the Effective Date (the “Initial Term”). Upon mutual consent, the Parties may renew this Agreement for up to five additional years (a “Renewal Term” and together with the Initial Term, the “Term”).

10.2        Termination for Cause. Each Party has the right to terminate this Agreement immediately upon written notice to the other Party if the other Party is in material breach of this Agreement and fails to cure such breach within [***] ([***]) days after receipt of written notice of breach, which such notice shall include sufficient detail for the Party in breach to understand and investigate such breach, including any proposed cure.

10.3        SOW Termination.

(a)            Termination by Rigetti. Rigetti has the right to terminate any Statement of Work under this Agreement immediately at any time upon written notice to Quanta if any of the following occurs: (a) Quanta fails to meet one or more milestones set forth in the Statement of Work and does not cure that failure to Rigetti’s reasonable satisfaction within [***] ([***]) days after written notice of such failure from Rigetti; (b) Quanta fails to achieve final acceptance of one or more Covered Components in accordance with the applicable time schedule set out in the Statement of Work and does not cure that failure to Rigetti’s reasonable satisfaction within [***] ([***]) days after written notice of such failure from Rigetti; or (c) if Quanta is in material breach of the Statement of Work and does not cure that breach to Rigetti’s reasonable satisfaction within [***] ([***]) days after written notice of breach from Rigetti.

(b)            Termination by Quanta. Quanta has the right to terminate any Statement of Work under this Agreement immediately at any time upon written notice to Rigetti if Rigetti is in material breach of the Statement of Work and does not cure that breach to Quanta’s reasonable satisfaction within [***] ([***]) days after written notice of breach from Quanta.

10.4        Termination of other SOWs. If a Party has the right to terminate any Statement of Work (the “Triggering SOW”) pursuant to Section 10.3(a) or 10.3(b), such Party may also, by notice to the other Party, terminate one or more Affected Statements of Work upon the termination of the Triggering SOW. For the avoidance of doubt, the effect of the other Statements of Work (if any) will not be affected. An “Affected Statement of Work”, with respect to any Triggering SOW, shall mean a Statement of Work that is identified as such in that Statement of Work or the Triggering SOW. Without limiting other reasons for identifying a Statement of Work as an Affected Statement of Work, the Parties will identify a Statement of Work as an Affected Statement of Work in a potential Triggering SOW if such Statement of Work (i) covers one or more Covered Components, work or other activities, or investments, the value of which would be impacted in any material respect by the termination of the potential Triggering SOW, or (ii) covers Covered Components, work or other activities, or investments, the development, supply, or performance of which would be impacted (including with respect to cost or timing) in any material respect by the termination of the potential Triggering SOW.

10.5        Other Termination. Each Party has the right to terminate this Agreement immediately upon notice to the other Party:

(a)            if no Statement of Work has been entered into under this Agreement by December 31, 2025;

(b)            if the BIS Clearance, referred to in the Securities Purchase Agreement, is not satisfied by the date specified in Section 5.1(b) of the Securities Purchase Agreement (as may be extended by the parties thereto) and as a result, the Securities Purchase Agreement is terminated pursuant to Section 5.1 thereof; or

(c)            if after the Parties enter into one or more Statements of Work, all Statements of Work have expired or terminated.

10.6        Termination for Bankruptcy. In the event that either Party: (a) voluntarily or involuntarily becomes the subject of a petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors that is not dismissed or discharged within two (2) months of being commenced; (b) admits in writing its inability to pay its debts generally as they become due (or takes any corporate action tantamount to such admission); (c) makes an assignment for the benefit of its creditors; or (d) ceases to do business as a going concern; then the other Party shall be entitled to terminate this Agreement immediately upon written notice thereof to the first Party.

10.7        No Obligation to Violate Legal Requirements; Certain Terminations.

(a)            Notwithstanding anything to the contrary, neither Party is obligated under this Agreement (including any Statement of Work) to disclose or provide any Technology or IP Rights under this Agreement in violation of any applicable Law. If at any time a Party’s disclosure or provision of any Technology or IP Rights that would otherwise be required under this Agreement (including a Statement of Work) would result in a violation of any applicable Law, then upon request of either Party, the Parties will meet to discuss in good faith alternate means to achieve the purposes of this Agreement and remain in compliance with such Law.

(b)            Notwithstanding anything to the contrary, neither Party is obligated under this Agreement (including any Statement of Work) to disclose or provide any Technology or IP Rights developed under a contract with a Governmental Entity (as applicable, “Government Funded Technology” or “Government Funded IP Rights”, and such contract, the “Funding Contract”) if such disclosure or provision would result in the Party’s breach of the Funding Contract or violation of any related applicable Law. If at any time a Party’s disclosure or provision of any Technology or IP Rights that would otherwise be required under this Agreement (including a Statement of Work) would result in the Party’s breach of a Funding Contract or violation of any related applicable Law, then upon request of either Party, the Parties will meet to discuss in good faith alternate means to achieve the purposes of this Agreement and remain in compliance with such Funding Contract and applicable Law.

(c)            Without limiting Section 10.7(a) or Section 10.7(b), if at any time an applicable Law (including a change in Law or adoption of new Law) or an action by a Governmental Entity would restrict or limit the right or ability of a Party to perform any one or more activities under this Agreement in any material respect, then at the request of either Party, the Parties will meet to discuss in good faith modifications to this Agreement (including any Statement of Work) that are required in order to permit the Parties to achieve the purposes of this Agreement and remain in compliance with such Law or action. Neither Party is obligated to agree to any such modifications. If for any reason the Parties have not agreed in writing to any such modifications within sixty (60) days after a Party’s request for a meeting as described above, or by the date for required compliance with such Law or action (whichever is earlier) then either Party may terminate each Statement of Work that is affected (or this entire Agreement if the entire Agreement is affected) upon notice to the other Party.

(d)            Notwithstanding anything to the contrary contained herein, prior to the Closing (as that term is defined in the Securities Purchase Agreement) Rigetti will not be required to provide or afford to Quanta, and Quanta shall not obtain, in each case within the meaning of the DPA: (i) access to any “material nonpublic technical information” in the possession of Rigetti; or (ii) any “involvement,” other than through the voting of shares, in “substantive decisionmaking” of Rigetti regarding: (A) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by Rigetti; (B) the use, development, acquisition, or release of any “critical technology”; or (C) the management, operation, manufacture, or supply of “covered investment critical infrastructure”.

10.8        Effect of Termination and Survival. Upon any termination or expiration of this Agreement for any reason, all Statements of Work and all licenses, rights and obligations of the Parties under this Agreement will terminate and immediately cease, except as follows:

(a)            each Party will return or destroy upon request the Confidential Information of the other Party as required under Section 7.6; and

(b)            Sections 1, 2.5, 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8(c)(i), 3.9, 3.10, 3.11, 3.12, 5.3, 7, 8.2, 9, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, and 11.13 and this Section 10.8 will survive and remain in effect following any expiration or termination of this Agreement. Section 6.2 and Section 11.12 will survive and remain in effect following any expiration or termination of this Agreement for the respective periods specified therein.

11.	General

11.1        Force Majeure. Neither Party hereto shall be considered in default in performance of its obligations hereunder (other than its obligations to make any payment of money hereunder) or be liable in damages or otherwise for failure or delay in performance of any of its obligations under this Agreement arising out of any event or circumstance beyond that Party’s reasonable control, including fire, flood, earthquake, pandemic, elements of nature or acts of God, acts of war, terrorism, sufferance of or voluntary compliance with acts of government and law, regulation, or requirement of a governmental authority (whether or not valid), embargo, riots, armed conflict whether declared or undeclared, civil disorders, rebellions, revolutions, strikes, labor disputes, and rationing or allocation of normal sources of supply of labor, materials, transportation, energy or utilities which is beyond the reasonable control of the Party claiming excuse hereunder (each a “Force Majeure”); provided, however, that such Party promptly notifies the other Party of the nature and duration of the Force Majeure and resumes performance as soon as possible.

11.2        Compliance with Law. The Parties will at all times comply with all applicable foreign, U.S., state, and local laws, rules and regulations relating to the execution, delivery, and performance of any obligations under this Agreement, including export control laws.

11.3        Notices. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either Party under this Agreement and intended to have legal effect (a “Notice”) must be in writing and delivered (a) by hand, (b) by courier or express delivery service, or (c) by postage prepaid first-class mail to the address set forth beneath the name of such Party below, with a courtesy copy e-mailed to the corresponding e-mail address (if an e-mail address is specified and still in service at the time such notice is given):

If to Rigetti, to:	If to Quanta to:

Rigetti & Co, LLC	Quanta Computer Inc.
775 Heinz Ave	211, Wen Hwa 2nd Rd., Kueishan
Berkeley, CA 94710	Taoyuan 33377, Taiwan
Attention: Legal	Telephone: [***]
E-Mail: [***]	Attention: Chuping Chen
E-Mail: [***]

A Notice will be deemed effective three (3) days after actual delivery. Each Party may change its address for receipt of Notices by giving notice of the new address to the other Party.

11.4        Governing Law; Arbitration.

(a)            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The Parties hereby acknowledge and agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any of the transactions contemplated hereby.

(b)            Arbitration. Any dispute, claim, or disagreement between the Parties arising out of or related to this Agreement, including regarding its construction, validity, enforcement and interpretation (“Dispute”) will be finally settled by binding arbitration. The arbitration will be settled in accordance with the then-prevailing arbitration rules of the International Chamber of Commerce (the “Rules”) before three (3) arbitrators (unless otherwise mutually agreed by the Parties), with the first appointed by Quanta, the second by Rigetti, and the third, who will be the presiding arbitrator, by the other two (2) co-arbitrators, in consultation with the Parties or, if such two (2) co-arbitrators fail to agree within thirty (30) days, by the ICC Court in accordance with the Rules. The arbitration award will be final and binding. The language to be used in the arbitral proceedings will be English. The arbitration will be administered by the Court of Arbitration of the International Chamber of Commerce. The seat of the arbitration will be in the City of New York, Borough of Manhattan, USA. The Parties hereby opt out of the ICC Expedited Procedure Rules. In addition to the institutional, ad hoc, or other rules chosen by the Parties, the Parties agree that the arbitration shall be conducted according to the IBA Rules of Evidence as current on the date of the commencement of the arbitration. Each Party agrees to bear its own expenses and an equal quota of the expenses of the arbitrators and the fees of the body administering the arbitration; provided, however, that the Parties agree the arbitrators may, in their discretion, order and award that the non-prevailing Party shall bear all legal fees and expenses of the prevailing Party. Without limiting any other remedies available, the Parties agree that the arbitrators may, in their discretion, award equitable or injunctive relief in accordance with the governing law of this Agreement. No award or procedural order made in the arbitration will be published. The Parties waive to the fullest extent permitted by law any rights to appeal to, or to seek review of such award by any court. Any award rendered in such arbitration proceedings will be payable in US Dollars and judgement upon such award may be entered in any court of competent jurisdiction, or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The foregoing agreement of the Parties with respect to the arbitration of claims, controversies, or disputes under this Agreement is stipulated to be specifically enforceable under the provisions of the 1958 U.N. Convention of the Recognition and Enforcement of Foreign Arbitral Awards. Notwithstanding this Section 11.4 providing for binding arbitration of Disputes, each Party acknowledges that any injury due to the improper disclosure or use of Confidential Information or infringement of IP Rights may be irreparable, and that the injured Party is therefore entitled to petition any court of competent jurisdiction, before an arbitration has commenced under this Section 11.4 or at any time thereafter, for equitable or injunctive relief (or its equivalent) to prevent or halt the threatened or actual improper disclosure or use of Confidential Information or infringement of IP Rights.

11.5        Assignment. Except as provided herein, neither Party may assign this Agreement without the other Party’s express prior written consent, and any purported attempt to do so shall be null and void. Notwithstanding the foregoing, each Party may assign this Agreement without consent to any of its Affiliates or to its successor in a merger, consolidation, reorganization, or sale of all or substantially all of its assets or business or all or substantially all of its assets or business to which this Agreement relates. Any assignment or delegation in violation of this Section 11.5 will be null and void. Subject to the foregoing restrictions, this Agreement will inure to the benefit of the successors and permitted assigns of the Parties.

11.6        Waiver. All waivers must be in writing and signed by an authorized employee of the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

11.7        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, unlawful, void, or unenforceable to any extent, the remainder of this Agreement will remain in full force and effect and the invalid, unlawful, void, or unenforceable provision will be deemed modified to be valid and enforceable to the maximum extent permitted by law.

11.8        Amendment. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both Parties.

11.9        Independent Contractors. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the Parties except that of independent contractors. Neither Party has, or may represent that it has, any authority under or as a result of this Agreement to act on behalf of the other Party in any way.

11.10      Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Each Party acknowledges that it has participated in the preparation of this Agreement and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The rights and remedies of the Parties are cumulative (and not alternative). Unless expressly stated otherwise, whenever a Party’s approval or consent is required under this Agreement, such Party may grant or withhold its approval or consent in its discretion, and references in this Agreement to a Party’s “discretion” mean such Party’s sole and absolute discretion. Except as otherwise expressly indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

11.11      Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

11.12      Non-Solicitation. During the term of this Agreement and for a period of twelve (12) months following expiration or termination of this Agreement, each Party (“Soliciting Party”) shall not, and shall ensure that its Affiliates do not, without the written consent of the other Party (“Employing Party”), directly or indirectly (a) solicit for employment any employee of the Employing Party or its Affiliates who at any time during the term of this Agreement was in direct communication with any one or more employees of the Soliciting Party relating to activities under this Agreement (each, a “Covered Employee”) or (b) encourage or take any other action which is intended to induce or encourage any Covered Employee to terminate, resign or otherwise cease such employee’s employment relations with the Employing Party or its Affiliates; provided, however, that the foregoing shall not restrict or prevent the Soliciting Party or its Affiliates from soliciting, offering employment to or hiring any person (y) who responds to a general advertisement or similar notice in newspapers, trade publications, websites, recruiting services or other media that is not targeted specifically at one or more of the Covered Employees or (z) any Covered Employee whose employment with the Employing Party has been terminated at least 90 days prior to the commencement of any employment discussion with the Soliciting Party (without breach of this Section 11.12 by the Soliciting Party).

11.13      Entire Agreement. This Agreement (including the Exhibits, which are incorporated herein by reference) sets forth the entire understanding and agreement between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and communication, both written and oral, between the Parties relating to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

RIGETTI & CO, LLC		QUANTA COMPUTER INC.

By:	/s/ Jeffrey Bertelsen	By:	/s/ Barry Lam

Name:	Jeffrey Bertelsen	Name:	Barry Lam

Title:	Chief Financial Officer	Title:	Chairman & CEO

Exhibit A

Definitions

“Affiliate” means, with respect to a Party, any person or entity that, at any time, directly or indirectly controls, is controlled by, or is under common control with such Party, but only as long as such control exists, where “control” of an entity means ownership of more than fifty percent (50%) of the voting power of the outstanding voting stock or other equity interests in the entity or the power to otherwise direct the affairs of the entity.

“Background Technology” means Quanta Background Technology or Rigetti Background Technology, or both, as the context requires.

“Covered Components” means control systems, dilution refrigerators, flexible cables, and select other non-QPU components suitable for Rigetti’s quantum computing products, in each case as the Parties agree from time to time in a Statement of Work that will be developed or provided under this Agreement.

“Created, invented or otherwise developed” means (whether or not capitalized), for all purposes of this Agreement, with respect to any person or entity, that (a) such person or entity is an inventor of the applicable subject matter as determined under the respective inventor’s or inventors’ applicable patent law, in the case of patentable subject matter or (b) such person or entity made a significant creative contribution to the development of the applicable work of authorship, trade secret, know-how, or other subject matter that is not patentable subject matter.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C.§ 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 et seq.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign, including any securities exchange.

“IP Rights” mean all present and future patent rights, copyrights, trade secrets, database rights, and other proprietary rights (excluding trademarks, service marks, trade names, and similar rights) in any jurisdiction, and all applications and registrations therefor.

“Joint Project Technology” means all Project Technology that is created, invented, or otherwise developed jointly by (1) one or more Rigetti Personnel and (2) one or more Quanta Personnel in the course of performing activities under a Statement of Work, but excluding QPU Technology.

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, Order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Order” means any writ, judgment, decision, decree, award, order, injunction, ruling or similar order of any federal, state or local court or Governmental Entity, in each case that is preliminary or final.

Exhibit A - 1

“Project Technology” means all Technology created, invented, or otherwise developed by one or more employees or contractors of either Party or any of its respective Affiliates, alone or jointly with employees or contractors of the other Party or any of its Affiliates, that results directly from performance under a Statement of Work of activities specified in that Statement of Work.

“QPU Technology” means quantum integrated circuit chip or package Technology, including qubit specifications, allocation and spacing of qubit and tunable coupler devices, tunable coupler designs, modular qubit architectures including qubit-qubit couplers between die, fabrication details, materials stacks used in fabricating quantum processors, bonding details including cap designs, cap on-chip designs qubit, and qubit coupler Technology. For the avoidance of doubt “QPU Technology” will exclude any controller, coaxial cable, flex cable, or solely single flux quantum Technology.

“Quanta Background Technology” means: (a) all Technology that Quanta or any of its Affiliates owns or controls on the Effective Date, and (b) all Technology created, invented, or otherwise developed by any Quanta Personnel or any one or more of its Affiliates after the Effective Date (other than Project Technology), or otherwise acquired by Quanta or any one or more of its Affiliates after the Effective Date (other than Project Technology).

“Quanta Personnel” means employees and contractors of Quanta and Quanta’s Affiliates.

“Rigetti Background Technology” means: (a) all Technology that Rigetti or any of its Affiliates owns or controls on the Effective Date, and (b) all Technology created, invented, or otherwise developed by any one or more Rigetti Personnel or any one or more of its Affiliates after the Effective Date (other than Project Technology), or otherwise acquired by Rigetti or any one or more of its Affiliates after the Effective Date (other than Project Technology).

“Rigetti Personnel” means employees and contractors of Rigetti and Rigetti’s Affiliates.

“Rigetti Product Roadmap” means the product roadmap documents provided by Rigetti to Quanta, as they may be updated or modified by Rigetti from time to time.

“Technology” means any and all of the following: (a) works of authorship, including documentation, designs, files, records, and software code; (b) inventions (whether or not patentable), discoveries, improvements, and technology; (c) proprietary and confidential information, including technical data, trade secrets, know-how, algorithms, architecture, and techniques; (d) data compilations and collections; (e) tools, materials, designs, circuits, system integration schemes, methods, processes, devices, prototypes, schematics, specifications, bills of materials, net lists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware and software development tools; and (f) all embodiments of the foregoing in any form and embodied in any media.

“Third Party” means any entity that is not Rigetti or an Affiliate of Rigetti or Quanta or an Affiliate of Quanta.

Exhibit A - 2